Exhibit 4.2

TABLE OF CONTENT

ACASTI PHARMA INC. – BY-LAW NO. 1

GENERAL BY-LAW RELATING TO THE BUSINESS OF THE COMPANY

1.	INTERPRETATION		3

2.	ORGANIZATION OF THE COMPANY		3
	2.1	Administrative Decisions	3
	2.2	Company Representation	3

3.	MEETINGS OF THE SHAREHOLDERS		4
	3.1	Annual Meeting	4
	3.2	Place of Meeting	4
	3.3	Notice of meeting	4
	3.4	Waiver of notice	4
	3.5	Meeting without notice	4
	3.6	Quorum	5
	3.7	Right to Vote	5
	3.8	Proxy	5
	3.9	Filing of proxies	5
	3.10	Majority	6
	3.11	Vote by a show of hands	6
	3.12	Resolution in lieu of meeting	6
	3.13	Sole Shareholder	6

4.	BOARD OF DIRECTORS		6
	4.1	Composition	6
	4.2	Quorum	6
	4.3	Election and Term of Office	6
	4.4	Removal	7
	4.5	Vacancy	7
	4.6	Powers of the Board	7
	4.7	Convocation of meetings	7
	4.8	Notice of meeting	7
	4.9	Waiver of notice	7
	4.10	Participation by telephone	8
	4.11	Resolution In lieu of meeting	8
	4.12	Voting	8
	4.13	Sole Director	8
	4.14	Remuneration and Expenses	8

5.	OFFICERS		8
	5.1	Appointment	8
	5.2	Powers	8
	5.3	Other offices	9
	5.4	Cumulative duties	9

	5.5	Term of Office	9
	5.6	Resignation and Discharge	9
	5.7	Delegation of an Officers Power	9
	5.8	Vacancy	9
	5.9	Remuneration	9

6.	LIABILITY OF DIRECTORS, OFFICERS AND OTHER REPRESENTATIVES		9
	6.1	Limitation of liability	9
	6.2	Indemnity	10

7.	CAPITAL STOCK		10
	7.1	Issuance of shares	10
	7.2	Share Certificates	10

8.	ADOPTION, ABROGATION AND AMENDMENT		10

BY-LAW NO. 1

GENERAL BY-LAW RELATING TO THE BUSINESS OF THE COMPANY

1.	INTERPRETATION

Unless otherwise provided in the present by-law, the following must be interpreted in accordance with the Quebec Companies Act (R.S.Q., c. c-38) including any subsequent amendment thereto and any law that may be substituted therefore, hereinafter the “Act”.

In the present by-law, the term “Articles” refers to the articles of incorporation of the Company and to all subsequent amendments thereto filed with the Inspector general of financial institutions.

The words and expressions defined in the Act have the same meaning for the purposes of this by-law.

Words importing the singular number include plural and vice-versa, and words importing gender is deemed to include the masculine and the feminine.

Words referring to persons are deemed to include individuals, incorporated or non-incorporated companies, companies, corporations, trusts as wells as non-incorporated organizations.

Each time a provision of this by-law or of any other by-law of the Company is in conflict with or contradicts the provisions of a “Unanimous Shareholders Agreement” as described in article 123.91 of the Act, the provisions of the “Unanimous Shareholders Agreement” shall prevail.

2.	ORGANIZATION OF THE COMPANY

2.1	Administrative Decisions

The Board of Directors establishes, by means of a resolution:

(a)	The address of the head office of the Company within the boundaries of the judicial district indicated in its articles.

(b)	The form and content of the seal of the Company.

(c)	The date of the end of each fiscal year of the Company.

2.2	Company Representation

Any director or other person designated by the Board of Directors shall be authorized and empowered to:

(a)	represent the Company for any writ of seizure by garnishment before or after judgment that may be served upon it;

(b)	prepare all affidavits which may be necessary in connection with any apposition or any other judicial proceeding;

(c)	make any petition for liquidation, for winding-up or receivership orders against any debtor of the Company;

(d)	attend and vote at all meetings of creditors and grant proxies in connection therewith;

(e)	answer for the Company to any examination upon articulated facts and any proceeding that might be necessary in the context of litigation, to which the Company is a party. The Board of Directors may appoint by resolution any person to represent the Company at any time in connection with any other matter.

3.	MEETINGS OF THE SHAREHOLDERS

3.1	Annual Meeting

At the end of each fiscal year, within the delays prescribed by the Act, an annual general meeting of the shareholders of the Company shall be held on such date and at such time as may be fixed by the Board of Directors, to receive and consider the financial statements, to elect directors, and, as the case may be, the report of the auditor as well as to the appointment or renewal of the mandate of the latter.

3.2	Place of Meeting

The annual meeting of the shareholders shall be held at the head office of the Company or at any other place which may be determined by the Board of Directors.

3.3	Notice of meeting

Notice of the date, time and place of the meeting and the nature of any special business to be considered at such meeting shall be delivered to each shareholders entitled to vote at the meeting, to each director and to the auditor of the Company. Said notice shall be sent not less than ten (10) days prior to the date fixed for the meeting.

3.4	Waiver of notice

A shareholder and any other person permitted to assist at such meeting, may waive the notice thereof or consent to its being held; the attendance by any person at such meeting shall be deemed a waiver on his part to notice thereof, unless such person attends the meeting for the purpose of objecting to the proceedings on the grounds that the meeting was not validly called.

3.5	Meeting without notice

A meeting of the shareholders may be held validly at any time and any place permitted by the Act without the notice:

(a)	if all the shareholders entitled to vote attend or are represented by proxy or if all persons who do not attend and are not represented by proxy have waived notice of the meeting in writing or have consented to the holding of the meeting.

(b)	if the auditor and all directors are present or have waived notice of meeting in writing or have consented to the holding of the meeting.

All business of the Company that may be transacted at a shareholders meeting may be transacted at such a meeting. If the meeting is held outside of the province of Quebec, the shareholders who are not present or who are not represented by proxy and who have waived notice of the meeting or have consented to the holding thereof, are deemed to have consented to the holding of the meeting in such place.

3.6	Quorum

During any meeting of the shareholders, the attendance, in person or by proxy, of the shareholders representing not less than ten percent (10%) of the shares of the share capital of the Company shall constitute a quorum.

3.7	Right to Vote

Subject to the Articles of the Company, each shareholder entitled to vote at a meeting of the shareholders and who is in attendance, in person or by proxy, has the right to one vote per voting share that is registered in his name in the securities’ register of the Company.

3.8	Proxy

Any shareholder entitled to vote at a meeting of the shareholders may appoint a proxyholder, who need not be a shareholder, to attend the meeting and to act thereat within the limits set out in the proxy. The instrument in writing appointing a proxyholder shall be signed by the shareholder or by his personal representative, so authorized in writing and shall be in conformity with the Act.

3.9	Filing of proxies

The Board of Directors, in the notice of a shareholders meeting, may specify a deadline for the filing of proxies to be used during the meeting, which, excluding any non-juridical days or holidays, may not precede by more than forty-eight (48) hours the date of the meeting.

A proxy is only valid for the purposes of the meeting if, prior to the date set out in the preceding paragraph, the proxy has been filed with the Company or its designated representative named in the notice or, if no date was specified in the notice, in the hands of the Secretary of the Company or the President of the meeting prior to the time planned for the vote.

3.10	Majority

Subject to the provisions of the Act, the Articles, of a Unanimous Shareholders Agreement or any other by-law of the Company, any matter submitted to a meeting of shareholders will be decided by a majority of the votes cast.

In the event of a tie, neither the chairman of the meeting nor any directors or officer shall have a casting vote.

3.11	Vote by a show of hands

During a meeting of the shareholders, the vote shall be taken by a show of hands, unless a shareholder or proxyholder having the right to vote at such meeting requests a vote by secret ballot and that this proposal is approved by the majority of votes.

3.12	Resolution in lieu of meeting

Unless otherwise provided for in the Act, a resolution signed by all the shareholders entitled to vote thereon, shall have the same effect and be as valid as if it had been passed unanimously at a shareholders meeting.

3.13	Sole Shareholder

If the Company has a single shareholder or a sole holder of shares of a class or series, the shareholder, whether in person or by proxy, constitutes a meeting.

4.	BOARD OF DIRECTORS

4.1	Composition

Pursuant to article 123.73 of the Act, the Board of Directors is composed of directors who, must possess the qualities required by them by meeting of the shareholders, as the case may be.

The number of directors shall be determined annually by the shareholders, within the limits imposed by the Articles of the Company.

4.2	Quorum

A majority of the directors in office or the minimal number of directors prescribed for in the Articles, shall constitute a quorum for a meeting of the Board of Directors, subject to a resolution to the contrary adopted by the shareholders of the Company.

4.3	Election and Term of Office

The directors shall be elected by the shareholders at the first meeting of the shareholders and thereafter at each annual meeting of the shareholders. All directors then in office must then resign but remain eligible for re-election. If the election of directors is not held within the prescribed time, the then elected directors shall remain in office until the following annual meeting or the election of their successors.

4.4	Removal

Subject to the Act, any director may be removed from office by way an ordinary resolution of the shareholders passed at a special meeting called for such purpose.

4.5	Vacancy

A vacancy created on the Board of Directors due to a death, a resignation or if a director is no longer qualified to fulfill his duties, excluding a vacancy resulting from the increase of the number of directors on the board, may be filled by the remaining directors provided a quorum exists, or otherwise byway of a shareholders meeting.

The directors may continue to act notwithstanding one or more vacancies, provided a quorum exists.

4.6	Powers of the Board

Subject to a Unanimous Shareholders Agreement, the directors shall supervise the business and the affairs of the Company. Subject to article 4.10 of this by-law, the hoard of directors shall exercise its powers by way of resolutions adopted at a meeting where a quorum existed or by written resolution signed by all directors having the right to vote on such resolutions at a meeting of the board of directors.

4.7	Convocation of meetings

Meetings of the Board of Directors may be called by any director of the Company.

4.8	Notice of meeting

A Notice of a meeting setting out the date, time and place of thereof as well as its object and the business to be considered thereat shall be sent to each director, by mail, delivered in person or by telegraph, at least ten (10) days prior to the date fixed for the meeting.

4.9	Waiver of notice

A director may at any time and in any manner waive his right to receive notice of a meeting of the Board of Directors or otherwise consent to such a meeting. The attendance of a director at the meeting, in itself, shall constitute a waiver, except where he indicates that he is attending the meeting for the express purpose of objecting to the proceedings on the grounds that the meeting has not been validly called.

4.10	Participation by telephone

A Director may, if all directors are in agreement. participate in a board meeting using means permitting all participants to communicate orally amongst themselves A director participating in the meeting by such means shall be deemed to have attended the meeting.

4.11	Resolution In lieu of meeting

A written resolution, signed by all the directors entitled to vote on that resolution at a meeting of the directors, shall be valid and shall have the same effect as if it had been adopted at a meeting of the Board of Directors duly called and held.

4.12	Voting

Each director shall be entitled to one vote. All matters shall be decided by a majority of the votes cast and, in the event of a tie, the president shall not have a second or casting vote.

4.13	Sole Director

If the Company has a sole director, said director constitutes the Board of Directors.

4.14	Remuneration and Expenses

Subject to a Unanimous Shareholders Agreement, the remuneration to be paid to the directors for their services shall be such as the Board of Directors shall determine from time to time. Directors shall be reimbursed for reasonable and necessary expenses incurred by them in the exercise of their duties. No provision hereof shall prevent a director from occupying an office or position with the Company and from receiving remuneration as a result thereof.

5.	OFFICERS

5.1	Appointment

Subject to the provisions of the Articles, or of any Unanimous Shareholders Agreement, the Board of Directors may annually or as necessary, appoint a person to the office of President, one or more Vice-Presidents, a Secretary, one or more assistant Secretaries, a Treasurer and one or more assistant Treasurers. None of these officers need necessarily be a director of the Company. Where the same person holds the offices of Secretary and Treasurer, that person may be designated as the Secretary-Treasurer.

5.2	Powers

Subject to the Act, to the Articles, to the By-laws and to any resolution of the Board of Directors on the subject, the officers have the powers and assume all responsibility which normally relate to their office.

5.3	Other offices

The Board of Directors may create such other offices as it may deem necessary and name such officers, employees or mandataries to serve as such, as may be deemed appropriate thereon. The powers of these offices shall be limited to those powers granted to them by resolution.

5.4	Cumulative duties

The same person may hold two or more offices within the Company.

5.5	Term of Office

The term of office of the officers and of the representatives of the Corporation shall begin with their acceptance of the office and shall continue until their successors or their replacements have been appointed.

5.6	Resignation and Discharge

Any officer may resign his office at any time by delivering his resignation in writing to the Board of Directors of the Company. Any Officer may be removed from office at any time with or without reason, by resolution adopted by a majority of the directors, subject at all times, to the provisions of a contract which may bind him to the company.

5.7	Delegation of an Officers Power

In the case of an officer’s absence, incapacity or a refusal to act, or far any other reason which the Board deems sufficient, the latter may delegate, for whatever time necessary, all or a portion of the powers of such officer to another officer or director.

5.8	Vacancy

Any vacancy occurring in the office of any officer may be filled by the Board of Directors.

5.9	Remuneration

Subject to a Unanimous Shareholders Agreement, the officers and other employees of the Company will be remunerated for their services, such remuneration to be determined from time to time by the Board of Directors.

6.	LIABILITY OF DIRECTORS, OFFICERS AND OTHER REPRESENTATIVES

6.1	Limitation of liability

Subject to the limits permitted by the Act, the Company shall indemnify a director or officer, a former director or officer of the Company or any other person acting or having acted, upon request of the Company, as director or officer of the legal person of which the Company is or was a shareholder or creditor, as well as legal heirs and representatives of such person, against all costs, charges and expenses, including an amount paid to settle an action or satisfy e judgement, reasonably incurred in an action or any civil, criminal or administrative proceeding in which the individual was a party due to the fact that he is or was a director or officer of the Company, if such person acted with integrity and good faith in the best interests of the Company and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his conduct was in conformity with the Act.

6.2	Indemnity

Without limiting the generality of article 6.1, the directors of the Company are hereby authorized, without further approval or confirmation from the shareholders, to cause the Company to indemnify any director or other person whose liability is or will be engaged for the benefit of the Company and to guarantee by hypothec or otherwise, the reimbursement of any loss that this director may suffer from such liability.

7.	CAPITAL STOCK

7.1	Issuance of shares

Subject to the Articles of the Company, the By-Laws or a Unanimous Shareholders Agreement, the shares of the share capital of the Company or options for the purchase of same, may be issued at such periods, to such persons and for such consideration as may be determined by resolution of the Board of Directors.

7.2	Share Certificates

The share certificates, the form of which is approved by resolution of the Board of Directors, must be signed by at least one director or officer of the Company, or as may be otherwise determined by the Board of Directors.

8.	ADOPTION, ABROGATION AND AMENDMENT

The Board of Directors may, from time to time, adopt or enact new By-Laws, which must not be contrary to the Act or the Articles of the Company. The Board may adopt, abrogate, amend or re-enact other By-Laws of the Company.